Exhibit 3.2

Certificate of Change

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made: Financial Gravity Companies, Inc.

2. Description of the original document for which correction is being made: Certificate of Amendment

3. Filing date of the original document for which correction is being made: October 31, 2016

4. Description of the inaccuracy or defect: The conformed name of the signatory was inadvertently misspelled.

5. Correction of the inaccuracy or defect: In the signature line, the name of the signatory should be: /S/ John Pollock

6. Signature:

X /S/ JOHN POLLOCK	Chief Executive Officer	Nov. 1, 2016
Authorized Signature	Title	Date